Exhibit 99.1

For Immediate Release	Contact: Barbara Anderson
Phone: 203-422-8100
Email: investorrelations@stwdreit.com
STARWOOD PROPERTY TRUST, INC.
ANNOUNCES FIRST QUARTER 2010 RESULTS
- Declares a $0.25 per Share Second Quarter Dividend -
Greenwich, CT (May 10, 2010) Starwood Property Trust (NYSE: STWD), a real estate investment trust focused primarily on the commercial mortgage loan market and other commercial real estate-related debt investments, today announced operating results for the first quarter 2010.
The Company’s Core Earnings1, a Non-GAAP financial measure, rose to $7.5 million or $0.15 per share for the quarter ended March 31, 2010. Net Income attributable to Starwood Property Trust, Inc. for the same period was $5.9 million or $0.12 per common share. Net interest margin in the first quarter generated from investments was approximately $12.4 million, versus $4.4 million in the fourth quarter of 2009, largely due to $563.2 million of investments completed late in the quarter. Additional interest income earned from cash balances during the quarter was approximately $0.6 million.
“We continue to aggressively pursue appropriate investments that fit our strict portfolio criteria which is to produce predictable growth and safety in our cash flow stream and therefore enable us to grow our dividend,” said Barry Sternlicht, Chairman and Chief Executive Officer. “Real estate transactions and therefore financing volumes remain depressed. With short-term interest rates likely remaining low

[1]
Core Earnings, a non-GAAP financial measure, are used to compute the Company’s incentive fees to the Manager and are an appropriate supplemental disclosure for a mortgage REIT. For the Company’s purposes, Core Earnings are defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that we foreclose on any properties underlying our target assets), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Manager and approved by a majority of the Company’s independent directors.

through the November elections, most borrowers can afford to pay their coupons and are not refinancing their existing mortgages. Instead, borrowers are hoping that increasing asset values will close the substantial gap between current value, future value and asset value necessary to refinance their obligations. We are being patient. We have approached the market in a methodical manner, first deploying our cash (approximately 90% of the $921.1 million of net proceeds from our IPO is now invested), then leveraging portions of our portfolio (with the recently closed $280 million matched maturity term loan facility), and now seeking to finalize additional credit facilities (to lever the first mortgage loans in our existing portfolio). We believe that spreads and investment opportunities may increase as the number of loan restructurings and maturities accelerate and transaction volumes increase. In addition, we continue to consider corporate transactions and joint ventures which will help us achieve our objective of building long-term shareholder value.”
Book Value
The Company’s GAAP book value per share at March 31, 2010 was $18.55. On a fully diluted basis, the Company’s GAAP book value at March 31, 2010 was $18.19 per share.
Investment Portfolio
As of March 31, 2010, the Company has invested approximately $828 million of the $921.1 million of net proceeds from its IPO in August 2009. The Company invested approximately $563 million during the first quarter of 2010, the majority of which represented the previously announced acquisition of the Teachers Insurance and Annuity Association of America (TIAA) portfolio. The portfolio has a weighted average debt yield of 17.7%. In addition to the investment in the TIAA portfolio, the Company acquired a $12.5 million first mortgage on a retail property through a joint venture with an affiliated investment fund for $10.2 million. The Company’s equity interest in the consolidated joint venture investment is roughly $7.7 million, or seventy-five percent. The Company also invested approximately $39.7 million in a combination of RMBS, CMBS and other marketable securities as well as $6.0 million in an equity investment in a real estate related company.
On March 31, 2010, the Company closed on a $280 million term loan facility (the “Facility”) which matures in May 2013 and provides match funding to the expected duration of the assets in the TIAA portfolio. The Facility is secured by $400 million of the TIAA portfolio and excludes $103 million of loans in the portfolio that have a maturity within the next 12 months. The Company has fixed the effective rate of interest on the Facility at 4.155% via an interest rate swap.

A table summarizing the Company’s Investment Portfolio follows:
Starwood Property Trust, Inc. Investments as of March 31, 2010 (amounts in thousands):

						Weighted
		Face			Net	Average
Investment	Carry Value	Amount	% Owned	Financing	Investment	Life
Loans, first mortgages	$588,797	$614,068	99%*	$22,368	$566,429	2.7
Loans, subordinated debt	145,363	154,543	100%	2,632	142,731	4.1
Multi-Asset CMBS	202,676	202,699	75%	171,350	31,326	1.9
Single Borrower CMBS	45,923	56,081	100%	—	45,923	6.1
RMBS and Other	41,703	43,918	100%	—	41,703	0.6

	$1,024,462	$1,071,309		$196,350	$828,112

*	One $10.5 million carry value loan is owned through a consolidated 75% owned joint venture, the balance are owned 100%.
Dividend
On May 6, 2010, the Company declared a dividend of $0.25 per share for the quarter ending June 30, 2010, payable on July 15, 2010 to common shareholders of record as of June 30, 2010.
On March 4, 2010, the Company declared a dividend of $0.22 per share for the quarter ending March 31, 2010, which was paid on April 15, 2010 to common shareholders of record as of March 31, 2010.
Conference Call and Webcast Information
Starwood Property Trust will host a webcast and conference call on Tuesday, May 11, 2010 at 10:00 a.m. Eastern Time to discuss first quarter 2010 results and recent events. A webcast will be available on the Company’s website at www.starwoodpropertytrust.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary software.
To Participate in the Telephone Conference Call:
Dial in at least five minutes prior to start time.
Domestic: 877-407-0784
International: 201-689-8560
Conference ID: 349126
Conference Call Playback through May 25, 2010:
Domestic: 877-660-6853
International: 201-612-7415
Account #: 3055
Conference ID: 349126

About Starwood Property Trust, Inc.
Starwood Property Trust, Inc. (NYSE:STWD) is a commercial real estate finance company that is focused primarily on originating, investing in, financing, and managing commercial mortgage loans, bridge loans, B-notes, mezzanine loans, CMBS, and other commercial real estate-related debt investments. Additionally, the company seeks to acquire distressed debt and mortgage backed securities to capitalize on current dislocation in the credit markets. The company intends to provide tailored financing solutions to public and private real estate property owner and investors, mortgage brokers, commercial land investment banks and other financial institutions, while generating attractive risk-adjusted returns for its investors. Starwood Property Trust has elected to be taxed as a real estate investment trust (REIT) for U.S, federal income tax purposes. It is externally managed by an affiliate of Starwood Capital Group. The company was founded in August 2009 and is based in Greenwich, Connecticut with eight regional offices in six countries.
Forward Looking Statements
Statements in this press release which are not historical fact may be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Starwood Property Trust, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company’s expectations include completion of pending investments, continued ability to acquire additional investments, competition within the finance and real estate industries, economic conditions, and other risks detailed from time to time in the Company’s reports filed with the SEC.
SOURCE Starwood Property Trust, Inc.
Additional information can be found on the Company’s website at www.starwoodpropertytrust.com.

Starwood Property Trust, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations
(Unaudited, amount in thousand, except share and per share data)

	Three Months	Three Months
	Ended March 31,	Ended December
	2010	31, 2009
Net interest margin:
Interest income from mortgage backed securities	$4,331	$3,603
Interest income from loans	9,699	2,459
Interest expense	(1,632)	(1,651)

Net interest margin	12,398	4,411
Expenses:
Management fees (including $1,582 and $1,582, respectively, of non-cash stock-based compensation)	4,970	5,006
General and administrative (including $18 and $17, respectively, of non-cash stock-based compensation)	1,779	1,314

Total operating expenses	6,749	6,320
Interest income from cash balances	611	1,100

Net income (loss)	$6,260	$(809)

Net income attributable to noncontrolling interests	319	289

Net income (loss) attributable to Starwood Property Trust, Inc.	$5,941	$(1,098)

Net income (loss) per share of common stock:
Basic	$0.12	$(0.02)

Diluted	$0.12	$(0.02)

Weighted average shares of common stock outstanding:
Basic	47,662,840	47,575,955

Diluted	48,626,300	47,575,955

Definition of Core Earnings
Core Earnings, a non-GAAP financial measure, are used to compute the Company’s incentive fees to the Manager and are an appropriate supplemental disclosure for a mortgage REIT. For the Company’s purposes, Core Earnings are defined as GAAP net income (loss) excluding non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that we foreclose on any properties underlying our target assets), any unrealized gains, losses or other non-cash items recorded in net income for the period, regardless of whether such items are included in other comprehensive income or loss, or in net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges as determined by the Manager and approved by a majority of the Company’s independent directors.

Reconciliation of Net Income (Loss) to Core Earnings
Amounts in Thousands Except per Share Data

	1st Quarter	4th Quarter
	2010	2009
Net income (loss) attributable to Starwood Property Trust, Inc.	$5,941	$(1,098)
Add back for noncash Stock-Based Compensation	1,560	1,599

Core Earnings	$7,501	$501

Per Share	$0.15	$0.01